Exhibit 10.3

MASTER PLATFORM AGREEMENT

THIS MASTER PLATFORM AGREEMENT (this “Agreement”) is entered into by and between HST Technologies, Inc. (“HST” or “Platform Co”) and           , LLC (“Customer” or “SPV”), with CleanCore Solutions, Inc. (“ZONE”) joining solely to the extent any provision expressly grants ZONE approval, enforcement, payment or third-party beneficiary rights or obligations. Platform Co and Customer may each be referred to herein as a “Party” and collectively as the “Parties.”

This Agreement is effective as of the date it is executed by Platform Co, Customer and, solely for purposes of its limited joinder, ZONE (the “Effective Date”) and, with respect to the Partnership Projects, is subject to the applicable conditions to effectiveness set forth in the LLC Agreement and Contribution Agreement.

This Agreement is entered into in connection with the transactions contemplated by the LLC Agreement and the Contribution Agreement. Capitalized terms used but not defined herein have the meanings given in the LLC Agreement. With respect to the Partnership Projects, “Transaction Documents” means this Agreement, the LLC Agreement, the Contribution Agreement, and each written service order, statement of work or addendum approved as required under the LLC Agreement. If there is any conflict concerning core JV economics, contribution obligations, governance, distribution waterfalls, carried participation, equity consideration, removal or buyout mechanics, anti-circumvention protections, audit and inspection rights, successor protections, or other matters expressly governed by the LLC Agreement or Contribution Agreement, the LLC Agreement or Contribution Agreement, as applicable, shall control. Any project-specific statement of work, service order or addendum controls only for the applicable Project and only to the extent it does not conflict with the Transaction Documents or modify required ZONE approvals.

IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS HEREIN, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Platform Co and the Customer hereby agree as follows:

DESCRIPTION OF Cue® PLATFORM

Platform Co operates a technology platform (“Cue® Platform”) and managed cloud service designed to accelerate the development of data center and other load infrastructure projects (individually, a “Project,” and collectively, “Projects”). Customer uses the Cue® Platform and the Managed Cloud services described in this Agreement solely for Partnership Projects and related purposes authorized under the Transaction Documents.

Cue® Platform:

✓	Cue® Managed Cloud

PLATFORM DESCRIPTION

Service	Description and Fees
Cue® Managed Cloud (“Managed Cloud”) is a service orchestrating development for Partnership Projects with the following workflows:

	1.	Readiness Score-linked:
Managed Cloud
		●	Site origination, site control strategy and control support
		●	Power
		●	Interconnection
		●	Permitting and entitlement work
		●	Commercialization, tenant origination and AI compute ecosystem relationship support
		●	OEM and infrastructure/vendor partner relationships
		●	Construction, commissioning, operations, financing diligence, reporting, milestone tracking and budget-tracking support for Partnership Projects;

	2.	Project development diligence materials and development packages

	3.	Maintenance of project data rooms, virtual twin and AI project management materials with updating of Project Readiness Scores, Risk Reporting/Fatal Flaw Analysis and other approved Service Order deliverables

☐ Managed Cloud

Monthly Project Development Fees: $75,000 per month, payable monthly in advance from July 1, 2026 through July 1, 2027.

These fees are the “Cue® Managed Cloud Development Fees” and are separate from MPA Fees and other economics under the Transaction Documents.

Payment Terms:

a. $450,000 non-refundable kickoff prepayment, due at LLC Agreement signing and credited against the first six months of Cue® Managed Cloud Development Fees.

Cue® Managed Cloud Fees	b. $300,000 non-refundable tenant milestone prepayment, due upon execution and effectiveness of an approved 200 MW baseline compute lease and credited against subsequent Cue® Managed Cloud Development Fees.

Coverage: the Cue® Managed Cloud Development Fees cover no more than two Partnership Projects at any time unless the parties agree in writing to an appropriate increase within ten (10) days after agreeing to proceed with an additional project.

Approved Reimbursable Expenses: in addition to the monthly fee, ZONE shall reimburse documented third-party diligence, legal, technical, permitting, county, utility, land and advisory expenses incurred by Platform Co in connection with Partnership Projects only to the extent such expenses are pre-approved in writing by ZONE before they are incurred; pre-closing expenses are reimbursable only as provided in Section 7.03(i) of the LLC Agreement.

Late Payment; Termination of Monthly Fees: unpaid Monthly Project Development Fees and reimbursable expenses not paid within ten (10) Business Days after written notice bear interest at 4.5% per annum from the due date until paid. ZONE may terminate monthly payments only for Platform Co’s uncured material breach of expressly defined obligations after at least ten (10) Business Days’ prior notice and opportunity to cure; accrued fees and pre-approved third-party out-of-pocket costs remain payable.

Change of Control: during the monthly fee term, if ZONE consummates a merger, consolidation, sale of substantially all assets or similar change-of-control transaction, ZONE shall cause the surviving or acquiring entity or a reasonably acceptable Affiliate to assume in writing or unconditionally guarantee the monthly fee and related reimbursable expense obligations.

MPA Fees: for any Partnership Project that achieves the EBITDA Performance Threshold, Customer shall pay Platform Co MPA Fees equal to one percent (1%) of EBITDA for that Project, calculated annually in arrears, subject to a $10,000,000 aggregate annual cap. EBITDA and per-MW capacity for the threshold shall be determined under the LLC Agreement. No MPA Fees accrue or are payable for any calendar year unless the Project generates EBITDA of at least $1,250,000 per MW of capacity for that calendar year, and no retroactive or catch-up payment is required upon later achievement of the threshold.

By executing this Agreement, Customer agrees to the Terms and Conditions of this Agreement, which are incorporated herein by reference; provided that, for Partnership Projects, this Agreement and the other Transaction Documents control over any inconsistent Terms and Conditions, including with respect to economics, approvals, intellectual property, confidentiality, governing law, dispute resolution and notices.

Service Orders; ZONE Controls. For Partnership Projects, each service order, statement of work, material budget commitment, subcontract, vendor arrangement, equipment purchase or license, and other services arrangement is subject to the Major Decision, Operating Budget, milestone schedule and ZONE approval requirements set forth in the LLC Agreement. No statement of work or addendum may authorize payment for excluded or duplicative services unless expressly authorized by the LLC Agreement or another definitive written agreement approved in writing by ZONE.

No Duplication of Economics. No fee, compensation, reimbursement or other economic arrangement under this Agreement shall duplicate amounts expressly compensated as Monthly Project Development Fees, MPA Fees, Carried Participation, Equity Consideration, Profits Interest, expense reimbursement or other amounts under another Transaction Document.

Intellectual Property; Partnership Project License; Project IP. Platform Co retains all right, title and interest in and to Cue, the Cue® Platform and all related intellectual property and technology, including all software, models, algorithms, workflows, know-how, trade secrets, documentation, methodologies, training and reference data, improvements, enhancements, derivative works, and any model training, tuning or optimization arising from use of Cue or the Cue® Platform (collectively, “HST IP”). Subject to this Agreement, the LLC Agreement, the Contribution Agreement, the Terms and Conditions and payment of applicable consideration, Platform Co grants Customer, ZONE and the applicable project entities a non-exclusive, non-sublicensable, non-transferable (except as expressly permitted by the Transaction Documents), fully paid-up, royalty-free license during the term of the applicable Partnership Projects to access and use Cue, the Cue® Platform and related documentation solely for internal use in connection with the development, construction, financing, leasing, operation and management of the Partnership Projects, and not for any other project or business. Customer, ZONE and the applicable project entities may permit their respective employees, contractors, consultants and service providers to access and use the foregoing rights solely on their behalf for that purpose, provided that such access and use does not grant any independent rights in HST IP, is subject to confidentiality obligations at least as protective as those in this Agreement and the Terms and Conditions, and the permitting party remains responsible for their compliance. Any intellectual property developed specifically and exclusively for the Partnership Projects shall be Project IP owned by ZONE, the Company or the applicable project entity, as applicable under the Transaction Documents, excluding HST IP and any modifications, enhancements or derivative works to or of HST IP, which remain HST IP.

IP Continuity; Successor Protection. The Partnership Project license granted in this Agreement shall continue for the term of the applicable Partnership Projects, including following any buyout of Platform Co’s Carried Participation, removal of Platform Co as manager, transfer of Platform Co’s membership interest, change in control of Platform Co, sale, transfer or other disposition of any licensed HST IP, or termination of this Agreement, the Terms and Conditions or any service order or addendum by ZONE in connection with a buyout under Section 7.01(i) or Section 9.05 of the LLC Agreement, so long as ZONE, Customer and the applicable project entities remain in compliance with the Transaction Documents and any surviving payment, confidentiality and use-restriction obligations. Platform Co shall cause any successor, assignee, acquiror or transferee of any licensed HST IP to assume Platform Co’s obligations under this Agreement with respect to the license in a writing reasonably acceptable to Customer and ZONE, and no such transaction or termination shall impair the continued effectiveness of the license.

Object-Code Continuity Escrow; Transition Rights. If required by project financing, Platform Co shall deposit with a mutually acceptable escrow agent an executable object-code or containerized instance sufficient solely to permit continued access to then-current Cue functionality for the applicable Partnership Projects, and shall update such materials at least quarterly and promptly after any material update. The escrow materials shall be released to Customer and ZONE for use solely in connection with the Partnership Projects only upon a final continuity failure, meaning Platform Co materially fails to provide the Cue functionality required for the applicable Partnership Projects and fails to cure within sixty (60) days after written notice, becomes insolvent or subject to an undismissed bankruptcy or receivership proceeding for sixty (60) days, ceases business operations or ceases to maintain or support Cue for ninety (90) consecutive days other than due to Force Majeure, or repudiates in writing its obligations under this Agreement. Upon such release, use of the escrow materials shall be limited to maintaining existing Partnership Project operations, with no right to modify, reverse engineer, commercialize, sublicense, or use the escrow materials for any other project, and Platform Co shall provide up to one hundred eighty (180) days of reasonable transition assistance, including access to interfaces and data formats reasonably necessary for migration. Any transition assistance shall be limited to reasonable cooperation necessary to maintain continuity for the Partnership Projects and shall be provided at Customer’s expense at Platform Co’s then-current professional services rates, except to the extent such assistance is required solely as a direct result of Platform Co’s uncured material breach of this Agreement. The use restrictions in Section 2.5 of the Terms and Conditions, including the restriction on decompiling, disassembling, reverse compiling, reverse engineering or otherwise attempting to reconstruct the source code for the Cue® Platform, shall apply to the escrow materials and shall survive any release of the escrow materials and any termination or expiration of this Agreement or the Terms and Conditions.

Customer Data; Confidentiality; Security. Platform Co may use identifiable Customer Data only as necessary to provide the services during the term of this Agreement and may not use identifiable Customer Data for model training, product improvement or any other purpose except as expressly permitted by the Transaction Documents. Platform Co shall maintain reasonable administrative, technical and physical safeguards for Customer Data and Confidential Information and shall notify Customer and ZONE within twenty-four (24) hours after becoming aware of any actual or reasonably suspected unauthorized access, acquisition or disclosure involving Customer Data or Confidential Information.

Termination; Accrued Rights. In addition to any other termination right, upon ZONE’s exercise of (i) the Buy-Out following removal of Platform Co as Manager under Section 7.01(i) of the LLC Agreement or (ii) the annual buyout of all of Platform Co’s Carried Participation under Section 9.05 of the LLC Agreement, ZONE may terminate this Agreement, the incorporated Terms and Conditions and any then-current service orders or addenda for Partnership Projects upon written notice to Platform Co and Customer. Termination or expiration of this Agreement or any service order governs only the affected services and does not terminate, modify or impair accrued or payable fee arrangements, vested or accrued economic rights, the Partnership Project license and related continuity, transition, escrow and Bankruptcy Code Section 365(n) rights, IP ownership, confidentiality obligations, data-security obligations while Platform Co retains Customer Data, or other rights and protections that survive under the Transaction Documents.

IN WITNESS WHEREOF, the Parties have executed this Agreement, and ZONE has executed this Agreement solely for purposes of its limited joinder, as of the date of the last signature below.

Acknowledged and Agreed

HST Technologies, Inc.		[SPV Name], LLC		CleanCore Solutions, Inc. (limited joinder only)

Authorized Signature:	/s/ [●]	Authorized Signature:	/s/ [●]	Authorized Signature:	/s/ Tyler Hassen
Name:	[●]	Name:	[●]	Name:	Tyler Hassen
Title:	[●]	Title:	[●]	Title:	Chief Executive Officer
Date:	[●]	Date:	[●]	Date:	July 2, 2026

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